EXHIBIT 10.19

RESTRICTED STOCK DEFERRAL PLAN

(As Amended and Restated Effective January 1, 2002)

ARTICLE I

PURPOSE

1.1.     Purpose.    The purpose of the Coca-Cola Enterprises Inc. Deferred Stock Plan is to provide a select group of management and highly compensated employees enhanced retirement security under a nonqualified retirement plan that provides the following:

(a)	The opportunity to defer the receipt of stock that would otherwise be transferred to them during their employment under the Company’s restricted stock program, as set forth in Article III, and

(b)	The opportunity to receive awards of Stock Units granted by the Compensation Committee of the Board of Directors, as set forth in Article IV.

1.2.     Effective Date.    The original effective date of this Plan was January 1, 2001. The effective date of this amendment and restatement of the Plan, which amends the Plan in its entirety, is January 1, 2002.

ARTICLE II

DEFINITIONS

2.1.    “Account” means a Participant’s interest under the Plan. Each Account shall be composed of a Share Unit Account and a Cash Credit Account. A Participant’s Account shall be reflected as a book reserve entry in the Company’s accounting records.

2.2.    “Beneficiary” means the person or persons last designated by a Participant, in writing, as entitled to receive such Participant’s interest under the Plan in the event of his or her death. If all designated Beneficiaries predecease the Participant or the Participant fails to designate a Beneficiary, the Beneficiary shall be the estate of the Participant. Notwithstanding the foregoing, if the Participant designates his or her spouse as a Beneficiary, such designation will be void upon the divorce of the Participant and the former spouse unless, or until, the Participant again designates the former spouse as a Beneficiary.

2.3.    “Cash Credit” means the unit for measuring the value of Hypothetical Dividends and Interest Credits.

2.4.    “Cash Credit Account” means the account under which a Participant’s Cash Credits are recorded.

2.5.    “Cash Credits Conversion Date” means the first full trading day of each calendar year on the New York Stock Exchange.

2.6.    “Committee” means the committee appointed, pursuant to Section 7.1, to administer the Plan.

2.7.    “Company” means Coca-Cola Enterprises Inc., a Delaware corporation.

2.8.    “Deferral Date” means the date on which an Eligible Grantee makes an effective Deferral Election.

2.9.    “Deferral Election” means a Participant’s election, pursuant to Article III, to defer the receipt of Stock that would otherwise become fully transferable to the Participant at a future date under the terms of the grant of Restricted Stock.

2.10.    “Deferred Stock Award” means a grant of Share Units under the Plan to an Eligible Grantee, which Share Units shall be subject to the terms specified in the Deferred Stock Award Document.

2.11.    “Deferred Stock Award Document” means the document under which the Company notifies the Participant of an award of Share Units and the terms applicable to those Share Units, which award shall be authorized by the Compensation Committee of the Board of Directors.

2.12.    “Employee” means a common-law employee of the Company or a Subsidiary. For purposes of this Plan, a Subsidiary is a company in which the Company owns, directly or indirectly, at least 20% of the voting stock or capital.

2.13.    “Eligible Grantee” means an Employee who is determined to be eligible for participation in the Plan by the Committee.

2.14.    “Fair Market Value” means the average of the high and low trading prices on a given trading date, as reported on the New York Stock Exchange Composite Transactions listing or as otherwise determined by the Committee.

2.15.    “Hypothetical Dividends” means an amount to be credited to a Participant’s Cash Credit Account, which amount is equal to the dividends paid on the Stock, determined as if the Share Units credited to a Participant’s Share Unit Account were shares of Stock on the record date of any such dividend.

2.16.    “Interest Credit” means an amount, calculated as described in Section 5.2(b) and based on the annual rate equivalent to the weighted average prime lending rate of SunTrust Bank, Atlanta for the relevant year or portion of the year.

2.17.    “Restricted Stock” means any shares of Stock that carry a legend restricting the transfer of such shares.

2.18.    “Participant” means any Eligible Grantee who has made a Deferral Election or received a Deferred Stock Award.

2.19.    “Plan” means the Coca-Cola Enterprises Inc. Restricted Stock Deferral Plan, as it may be amended from time to time.

2.20.    “Share Unit” means the measurement under the Plan representing the future right to the distribution of one whole share of Stock.

2.21.    “Share Unit Account” means the account under which a Participant’s Share Units are credited.

2.22.    “Stock” means shares of common stock of the par value of $1.00 per share of Coca-Cola Enterprises Inc.

ARTICLE III

DEFERRAL ELECTIONS

3.1.     Deferral Election.    An Eligible Grantee may elect to defer the receipt of Restricted Stock which may otherwise become fully transferable to the Participant during his or her employment with the Company, with such election being in exchange for the Company’s promise of a future distributions of shares of the Company’s Stock.

3.2.     Deferral Election Requirements.    A Deferral Election will be effective only upon the satisfaction of the requirements set forth in subsection (a) and (b), below, which requirements must be satisfied not less than six months prior to the date on which the Restricted Stock that is the subject of such election would vest according to its terms:

(a)	The Participant must complete a Deferral Election Form, attached hereto as Appendix A, and return it to the Company, and

(b)	The Participant must deliver to the Company an executed copy of a Stock Power assigning to the Company the Restricted Stock that is the subject of the Deferral Election.

3.3.     Irrevocability of Election.    A Participant’s Deferral Election may not be revoked once made. Notwithstanding the preceding sentence, a Participant’s Deferral election will not be effective unless the Participant is an Employee on the Deferral Date.

ARTICLE IV

DEFERRED STOCK AWARDS

4.1.     Deferred Stock Award.    Pursuant to the terms set forth in an Eligible Grantee’s Deferred Stock Award Document, the Company shall credit Share Units to his or her Account under the Plan. The terms of a Participant’s Deferred Stock Award Document shall be treated as terms of this Plan.

ARTICLE V

ACCOUNT ACCRUALS

5.1.     Share Unit Account.    A Participant’s interest in his or her Share Unit Account shall be determined as follows:

(a)	A Participant’s Share Unit Account will be credited with the number of Share Units equal to the number of shares of Restricted Stock the Participant surrenders to the Company on the Deferral Date.

(b)	A Participant’s Share Unit Account will be credited with the number of Share Units granted under a Deferred Stock Award Document.

(c)	On each Cash Credits Conversion Date, a Participant’s Share Unit Account will also be increased by the number of Share Units equal to the maximum number of whole shares of Stock that could be purchased with funds equal to the balance of the Participant’s Cash Credit Account on such date if the account were actual funds. The Fair Market Value of the Stock on the Cash Credits Conversion Date shall be used to determine the number of shares that could be so purchased. Notwithstanding the forgoing, this subsection 5.1(c) shall not be applicable to the portion of the Share Unit Account attributable to a Deferred Stock Award, unless the Participant has made an election to have his or her Cash Credit Account converted to Share Units.

5.2.    Cash Credit Account.    A Participant’s interest in his or her Cash Credit Account shall be determined as follows:

(a)	On each of the Company’s dividend record dates, a Participant’s Cash Credit Account will be increased by an amount equal to the Hypothetical Dividends credited with respect to Participant’s Share Unit Account balance.

(b)	At the end of each calendar year, or as of any other date designated by the Committee, a Participant’s Cash Credit Account will be increased by Interest Credits, determined with respect to the average daily balance of the Cash Credit Account during such year or relevant portion of the year.

(c)	On each Cash Credits Conversion Date, a Participant’s Cash Credit Account will be decreased by an amount equal to the funds required to purchase the maximum number of whole shares of Stock on such date if the account were actual funds. The Fair Market Value of the Stock on the Cash Credits Conversion Date shall be used to determine the number of shares that could be so purchased. Notwithstanding the forgoing, this subsection 5.2(c) shall not be applicable to the portion of the Share Unit Account attributable to a Deferred Stock Award, unless the Participant has made an election to have his or her Cash Credit Account converted to Share Units.

5.3.     Vesting of Account.

(a)	With respect to Share Units attributable to a Deferral Election, a Participant’s interest in his or her Share Unit Account shall become nonforfeitable, or vest, to the same extent as, and on the same date(s) as, the Restricted Stock that was the subject of the Deferral Election would have vested but for such election.

(b)	With respect to Share Units attributable to a Deferred Stock Award, a Participant’s interest in his or her Share Unit Account shall become nonforfeitable, or vest, as provided in the Deferred Stock Award Document.

(c)	In the event that the conditions for vesting set forth in the Participant’s Deferral Election or Deferred Stock Award Document are not satisfied, the Share Units attributable to such Deferral Election or Deferred Stock Award shall be forfeited and deleted as entries in the Participant’s Share Unit Account.

(d)	A Participant’s interest in his Share Unit Account that is attributable to the conversion of Cash Credits to Share Units, pursuant to Sections 5.1(c) and 5.2(c), shall at all times be 100% vested.

(e)	A Participant’s interest in his or her Cash Credit Account related to a Deferral Election shall at all times be 100% vested. A Participant’s interest in his or her Cash Credit Account related to a Deferred Stock Award shall vest in accordance with the Deferred Stock Award Document.

ARTICLE VI

DISTRIBUTIONS

6.1.     Form of Payment of Account.

(a)	A Participant’s vested interest under his or her Share Unit Account that is attributable to a Deferral Election shall be distributed in whole shares of Stock.

(b)	A Participant’s vested interest under his or her Share Unit Account attributable to a Deferred Stock Award shall be distributed in whole shares of Stock or Restricted Stock, as provided under the Deferred Stock Award Document.

(c)	The value of his or her Cash Credit Account and any interest in his or her Share Unit Account representing fractional Share Units shall be distributed in cash.

6.2.     Commencement of Distribution.

(a)	At the time a Participant first makes a Deferral Election he shall elect whether distribution of his or her Account shall commence (i) in the calendar year following the year in which his or her employment terminates, (ii) as of the Participant’s attaining a specific age, or (iii) as of the later of (i) and (ii). A Participant may change, at any time, his or her election regarding the commencement of the distribution of his or her Account; provided however, any such change will not become effective for one year or more after the date of the subsequent election. In the event a Participant fails to make an election with respect to the commencement of payment of his or her Account, distribution to such Participant shall be made as soon as practicable following his or her termination of employment.

(b)	Notwithstanding the preceding subsection 6.2(a), a Participant’s interest in his or her Account that is attributable to a Deferred Stock Award shall be distributed in accordance with the terms of the Deferred Stock Award Document.

6.3.     Optional Forms of Distribution.

(a)	Prior to commencement of participation in the Plan, a Participant shall elect whether to receive distributions under the Plan as (i) a single-sum payment, or (ii) a series of substantially equal semiannual or annual installments over a period of 2 to 10 years. A Participant may change, at any time, his or her election regarding the manner of the distribution of his or her Account; provided, however, any such change will not become effective for one year after the date of the subsequent election. In the event a Participant fails to make an election with respect to the manner of distribution, payment will be made in the manner determined by the Committee.

(b)	Notwithstanding the preceding subsection 6.3(a), a Participant’s interest in his or her Account that is attributable to a Deferred Stock Award shall be distributed in accordance with the terms of the Deferred Stock Award Document.

6.4.     Distributions on Account of Death.    In the event of the death of a Participant prior to distribution of the total balance of his or her Account, distribution of the balance of such Account shall be made to the Participant’s Beneficiary in a single-sum payment as soon as practicable following the death of such Participant.

6.5.    Distribution on Account of Financial Hardship.    In the event a Participant has a financial hardship due to an unforeseeable emergency (as determined by the Committee), the Committee, in its sole discretion, may, but is under no obligation to, distribute all or any portion of the Participant’s Account.

ARTICLE VII

ADMINISTRATION

7.1.     Plan Administration.    The Plan shall be administered by the Restricted Stock Deferral Plan Committee, which shall consist of at least three members appointed by the Company.

7.2.    Committee Action.    Action of the Committee may be taken with or without a meeting of its members; provided, however, that any action shall be taken only upon the vote or other affirmative expression of a majority of Committee members qualified to vote with respect to such action. If a member of the Committee is a Participant in the Plan, he shall not participate in any decision that solely affects his or her own Account under the Plan.

7.3.    Rights and Duties of Committee.    The Committee shall administer the Plan and shall have all powers necessary to accomplish that purpose, including, but not limited to, construing, interpreting, and administering the Plan. The decisions of the Committee shall be final and binding on all parties.

7.4.     Taxes.    If all or any portion of a Participant’s Account shall become liable for the payment of any estate, inheritance, or other tax which the Company shall be required to pay or withhold upon distribution of the Participant’s account, the Company shall have the full power and authority to (i) withhold distribution of the Participant’s Account until the Participant makes appropriate arrangements with the Company to satisfy such liability or (ii) withhold actual shares distributed from the Account that have value equal to such liability. In the event the Participant is liable for any tax prior to a distribution under the Plan, the Company shall be entitled to satisfy such liability from any other funds owed by the Company to the Participant to the extent provided by law.

ARTICLE VIII

CLAIMS PROCEDURE

8.1.    Claims for Benefits Under Plan.    If a Participant or Beneficiary does not receive the benefits that he believes are due under the Plan, he may make a claim for such benefits to the Committee.

Any such claim for benefits must be in writing and addressed to the Committee or to the Company. If the Participant’s or Beneficiary’s claim is denied, the Committee shall notify the Participant or Beneficiary in writing within ninety days after receipt of the claim.

8.2.    Appeals.    Each Participant or Beneficiary whose claim under the Plan has been denied may file a written request for review of his or her claim with the Committee. The request for review must be filed within ninety days after the Participant or Beneficiary receives the written notice denying his or her claim, or the Participant shall be deemed to waive any right to request review of his or her claim. The final decision of the Committee will be made within ninety days after receipt of the request for review and shall be communicated in writing, setting forth the basis for the Committee’s decision. If there are special circumstances that require an extension of time for completing the review, the Committee’s decision shall be rendered not later than one-hundred twenty days after the receipt of the request for review.

ARTICLE IX

AMENDMENT AND TERMINATION

9.1.    Amendment.    The Company shall have the right to amend the Plan in whole or in part at any time; provided, however, that no amendment shall reduce the amount credited to any Participant’s Account as of the later of the date such amendment is adopted or effective. Any amendment shall be in writing and executed by a duly authorized officer of the Company.

9.2.    Termination.    The Company reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason. In the event of termination of the Plan, the amounts credited to any Participant’s Account, as of the effective date of such termination, shall not be reduced and shall be distributed at a time, not later than the date specified in the Participant’s latest election, and in the manner solely determined by the Committee.

ARTICLE X

MISCELLANEOUS

10.1.    Limitation on Participant’s Rights.    Participation in this Plan shall not give any Participant the right to be retained in the Company’s employ or any rights or interest in this Plan or any assets of the Company other than as herein provided. The Company reserves the right to terminate the employment of any Participant without any liability for any claim against the Company under this Plan, except to the extent provided herein.

10.2.    Changes in Capitalization.    The number of Share Units credited to each Participant’s Share Unit Account shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Stock resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of common stock of the Company to holders of outstanding shares or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company. Appropriate adjustments shall also be made to reflect any recapitalization, reclassification of shares or reorganization affecting the capital structure of the Company. In the event of a merger or consolidation in which the Company is not the surviving corporation or in which the Company survives only as a subsidiary of another corporation, and in such transaction the holders of Stock of the Company become entitled to receive shares of stock or securities of the surviving corporation, the Participant’s Share Unit Account shall be credited with that number of Share Units representing securities of the surviving corporation that would be exchanged for the shares of Stock of the Company in such transaction if they had been outstanding shares, and any cash or other consideration that would be receivable if such shares had been outstanding shall be credited to the Participant’s Cash Credit Account.

10.3.    Participants’ Interest Unfunded.    All amounts payable under the Plan to Participants shall be payable from the general assets of the Company. Nothing contained herein shall require the Company to set aside or hold in trust any amounts or assets for the purpose of paying benefits. Participants shall have the status of general unsecured creditors of the Company with respect to amounts they defer under the Plan or any other obligation of the Company to pay Participants’ interests pursuant hereto. Any funds of the Company available to pay benefits under the Plan shall be subject to the claims of general creditors of the Company and may be used for any purpose by the Company.

10.4.    Other Plans.    This Plan shall not affect the right of any Participant to participate in and receive benefits under any employee benefit plans which are now or hereafter maintained by the Company, unless the terms of such other employee benefit plan or plans specifically provide otherwise.

10.5.    Governing Law.    This Plan shall be construed, administered, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of Georgia. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

10.6.    Gender, Number, and Headings.    In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other. Headings and subheadings in this Plan are inserted for convenience of reference only and are not considered in the construction of the provisions hereof.

10.7.    Successors and Assigns; Nonalienation of Benefits.    This Plan shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that the amounts credited to the Account of a Participant shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder shall be void, including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement.